                                                                      EXHIBIT 15


                       [LETTERHEAD OF ARTHUR ANDERSEN LLP]


To Delta Air Lines, Inc.:

We are aware that Delta Air Lines, Inc. has incorporated by reference in its Registration Statement Nos. 2-94541, 33-30454, 33-65391, 333-16471, 333-46904,
333-48718, 333-49553, 333-92291 and 333-65218 its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated November 9, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to November 9, 2001.



/s/ Arthur Andersen LLP
-----------------------


Atlanta, Georgia
November 9, 2001